Exhibit 99.1

	CONTACT:	Michael W. Collier	Connie Dever
NEWS RELEASE		Vice President	Director
		Investor Relations	Strategic Planning
		Willbros USA, Inc.	Willbros USA, Inc.
		(713) 403-8016	(713) 403-8035

FOR IMMEDIATE RELEASE		Jack Lascar / Partner
DRG&E
(713) 529-6600

WILLBROS APPOINTS GERALD J. MAIER TO BOARD OF DIRECTORS

HOUSTON – January 11, 2007 – Willbros Group, Inc. (NYSE:WG) announced that Gerald J. Maier has been appointed to its Board of Directors. Mr. Maier served as Chairman of TransCanada PipeLines, a natural gas transmission and power company, from 1992 until his retirement in 1998. He also served as President and Chief Executive Officer of TransCanada PipeLines from 1985 to 1994. Mr. Maier is a director of Bow Valley Energy Ltd., a Canadian oil and gas company listed on the Toronto Stock Exchange. Mr. Maier has served as Chairman of Granmar Investment, Ltd., a private family enterprise, since 1986, and as Chairman of the Board of Regents of the Athol Murray College of Notre Dame since 1997. Mr. Maier is the recipient of numerous honors and awards for his professional accomplishments and civic and charitable contributions. He is a Fellow of the Canadian Academy of Engineering. Mr. Maier holds a B.Sc. degree in Petroleum Engineering from the University of Alberta.

Randy Harl, President and CEO commented, “Willbros is currently well positioned in the oil sands region of northern Alberta. We believe Gerry’s extensive experience in the pipeline and energy sector will help the Company strengthen its engineering and construction services for pipelines and related facilities in the expanding Canadian market.”

Mr. Maier will serve as a Class I director fulfilling the term of Peter A. Leidel, who has resigned from his position as Director, effective January 9, 2007. Mr. Leidel had served on the board of Willbros Group, Inc. since 1992.

Mike Curran, Chairman, commented, “Pete Leidel has served the Company with distinction for more than a decade and his contributions to the growth of Willbros are greatly appreciated. We wish him all the best in his future endeavors. We are pleased to have Gerry join our board and look forward to his active participation.”

Willbros Group, Inc. is an engineering and construction contractor serving the oil, gas and power industries; providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. More information on the Company can be found at www.willbros.com.

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